Exhibit 4.16
SMITH MICRO SOFTWARE, INC.
January 9, 2025
To:     Holder of Warrant Issued October 2, 2024
Re:    Warrant Amendment Letter – Early Exercise of Warrants Issued October 2024
Dear Holder:
Smith Micro Software, Inc. (the “Company”) is pleased to offer to you (“Holder” or “you”) the opportunity to exercise the Common Stock Purchase Warrant to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issued to you on October 2, 2024 (the “Existing Warrant”) prior to the currently stated Initial Exercise Date of April 3, 2025. More specifically, in accordance with Section 5(l) of your Existing Warrant, the Company has agreed to revise the first sentence in your Existing Warrant
(a)to delete the phrase, “at any time after the six (6) month anniversary of the Issue Date set forth above (the “Initial Exercise Date”)”; and
(b)to insert in lieu thereof the phrase, “at any time beginning January 9, 2025 (the “Initial Exercise Date”)”
The issuance of the Warrant Shares has been registered pursuant to the registration statement on Form S-1 (File No. 333-282858) (the “Registration Statement”), which was declared effective November 8, 2024. The Registration Statement remains currently effective and, upon exercise of the Existing Warrant, will be effective for the resale of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Warrant.
You may accept this revision to your Existing Warrant by signing this Warrant Amendment Letter in the space provided below and returning a signed copy to the Company. Upon your acceptance, your Existing Warrant will be amended as provided herein; you will not receive an updated Common Stock Purchase Warrant. If you do not sign and return a copy of this Warrant Amendment Letter, it will be rendered null and void, and the provisions of your Existing Warrant in effect prior to the date hereof providing for the initial exercise date of April 3, 2025, will remain in effect. Except as expressly set forth herein, the terms and provisions of the Existing Warrant shall remain in full force and effect after the execution of this letter and shall not in any way be changed, modified or superseded except by the terms set forth herein. This offer is being provided to all of the holders who acquired Company Common Stock in the October 2024 registered securities offering.

Sincerely yours,

SMITH MICRO SOFTWARE, INC.

By:
Name:	William W. Smith, Jr.
Title:	Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory: